Exhibit 3.6

CERTIFICATE OF FORMATION

OF

Tempur-Pedic North America, LLC

1. The name of the limited liability company is:

Tempur-Pedic North America, LLC

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company,

3. This Certificate of Formation shall be effective on July 1, 2008.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Tempur-Pedic North America, LLC this 24th day of June 2008.

Tempur-Pedic North America, LLC

By:	/s/ Dale E. Williams
Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

The name of the limited liability company is TEMPUR-PEDIC NORTH AMERICA, LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 615 South DuPont Highway (street), in the City of Dover Zip Code 19901. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is National Corporate Research, Ltd.

By:
Authorized Person

Name:	Dale E. Williams
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